Exhibit 99.1

Helicos BioSciences Appoints Dr. Elisabeth Allison to Board of Directors

CAMBRIDGE, Mass. — January 31, 2008—Helicos BioSciences (Nasdaq:HLCS), a life science company focused on innovative genetic analysis technologies, announced today that Elisabeth Allison, PhD, has been named to the Helicos Board of Directors. Dr. Allison is a partner at ANZI Partners, a business consulting firm specializing in development and negotiation of joint ventures, strategic alliances and broad based licensing agreements.

Dr. Allison acts as the chief negotiator for ANZI Partners’ publishing, media and software ventures for long-term clients including Harvard Medical School. Before joining ANZI Partners, Dr. Allison was senior vice president for development at the McGraw-Hill Companies (MHC). During her tenure at MHC, she was responsible for corporate M&A activities, corporate planning and completed more than 40 acquisitions and joint ventures. She also held other positions including head of corporate real estate and publisher of Data Communications.

“We believe Dr. Allison will be an enormous asset to Helicos and it’s a pleasure to welcome her to the Board of Directors,” said Stanley Lapidus, chairman and chief executive officer of Helicos BioSciences. “Her business savvy, industry knowledge and experience will provide the board additional expertise to draw upon as we set the strategic direction of Helicos.”

Dr. Allison began her career at the economic forecasting and modeling firm, Data Resources Inc. (DRI), as a senior economist and vice president where she was responsible for large scale econometric modeling. Prior to joining DRI, Dr. Allison was an associate professor in the Harvard University Economics Department.

“Helicos is an innovative life sciences company that promises to help unlock the mysteries of the genome with a technology that could help researchers and scientists make groundbreaking discoveries in all phases of science,” said Dr. Allison. “I am privileged to be invited to join such an esteemed group of colleagues and be part of the vision to bring personalized healthcare to the forefront of the industry.”

Dr. Allison holds board memberships on three mutual funds including the EuroPacific Fund, the News Perspective Fund, and the New World Fund. She sits on the Board of MSPCA-Angell and is a member of the Warrant Committee in her home town of Belmont, MA.  Dr. Allison holds a BA from Harvard College, magna cum laude and Phi Beta Kappa.  She also holds a PhD in Business Economics from the Harvard Business School and the Harvard Economics Department.

About Helicos BioSciences

Helicos BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets. Helicos’ proprietary True Single Molecule Sequencing, tSMSTM, technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible. Helicos is a recipient of the $1,000 genome grant and committed to providing scientists the tools to unlock the era of genomic medicine. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617)264-1800. For more information, please visit www.helicosbio.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, the prospective value of Dr. Allison’s experience and expertise to Helicos and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to successfully complete the manufacturing process and commercialize the HeliScope system; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our rapid growth and our ability to obtain capital when desired on favorable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

Investor Relations:	Media Contact:
Helicos BioSciences Corporation	Racepoint Group
Louise Mawhinney, 617-264-1800	Sally Bain, 781-487-4647
Sr. Vice President and Chief Financial Officer	sbain@racepointgroup.com

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